Filed Pursuant to Rule 424(b)(3)
Commission File No. 333-85858

Supplement dated April 4, 2003 to Prospectus dated April 29, 2002

Metropolitan Mortgage & Securities Co., Inc.
Investment Debentures, Series III and Series III-A

Minimum Investment	Term to Maturity	Annual Interest Rate

$100 $100 $100 $100 $100 $100 $100 $100 $250,000 $250,000	120 Months 96 to 119 Months 72 to 95 Months 60 to 71 Months 48 to 59 Months 36 to 47 Months 24 to 35 Months 12 to 23 Months 120 Months 60 to 119 Months	8.875% 8.750% 8.625% 8.500% 7.500% 7.250% 7.000% 6.250% 9.250% 9.000%
Installment Payment Option
$2,000	60 to 120 Months	7.000%
	Discount Debenture Option	Annual Rate of Accretion
$1,000 $1,000 $1,000 $1,000	36 to 47 Months 48 to 59 Months 60 to 119 Months 120 Months	7.500% 7.750% 8.750% 9.125%

Rates effective April 4, 2003